Exhibit 99.1

CONTACT:

Investor Relations

703-742-5393

InvestorRelations@quadramed.com

QUADRAMED CORPORATION REPURCHASES

620,614 COMMON SHARES FROM SINGLE HOLDER

RESTON, VA – (October 16, 2008) — QuadraMed Corporation (NASDAQ: QDHC) announced today that it has entered into an agreement to purchase 620,614 of its common shares from a single shareholder, at $5.50 per share, for a total purchase price of approximately $3.4 million. The Company will use its available cash to pay the purchase price. The transaction is expected to close by October 20, 2008. “Due to the recent turmoil in the financial markets, many companies are experiencing bargain buying opportunities for their stock. Our strong balance sheet and cash position have provided us with the ability to capitalize on such an opportunity in our own common stock. The price we paid per share in this repurchase represents a 37% discount to the average daily closing price of our stock since we listed on NASDAQ back in July, and represents a 7% reduction in the number of common shares outstanding,” stated Keith Hagen, QuadraMed’s President and Chief Executive Officer.

About QuadraMed Corporation

QuadraMed Corporation advances the success of healthcare organizations through IT solutions that leverage quality care into positive financial outcomes. QuadraMed provides real world solutions that help healthcare professionals deliver outstanding patient care efficiently and cost effectively. Behind the Company’s products and services is a staff of 600 professionals whose experience and dedication have earned QuadraMed the trust and loyalty of clients at over 2,000 healthcare provider facilities. For more information about QuadraMed, visit http://www.quadramed.com

Cautionary Statement on Risks Associated with QuadraMed Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 by QuadraMed that are subject to risks and uncertainties. The words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “may,” “should,” “could,” and similar expressions are intended to identify such statements. Forward-looking statements are not guarantees of future performance and are to be interpreted only as of the date on which they are made. QuadraMed undertakes no obligation to update or revise any forward-looking statement except as required by law. QuadraMed advises investors that it discusses risk factors and uncertainties that could cause QuadraMed’s actual results to differ from forward-looking statements in its periodic reports filed with the Securities and Exchange Commission (“SEC”). QuadraMed’s SEC filings can be accessed through the Investor Relations section of our website, www.quadramed.com, or through the SEC’s EDGAR Database at www.sec.gov (QuadraMed has EDGAR CIK No. 0001018833).

QuadraMed Affinity and Care-based Revenue Cycle are registered trademarks of QuadraMed Corporation. QuadraMed Corporation’s trademark: “Quality Care. Financial Health” is pending registration. All other trademarks are the property of their respective holders.

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